FOR IMMEDIATE RELEASE

American Realty Capital Properties Appoints Lisa Beeson as Chief Operating Officer

New York, New York, October 29, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has appointed Lisa Beeson as its Chief Operating Officer, effective November 7, 2013. Ms. Beeson will join Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, and Brian S. Block, Chief Financial Officer, as part of ARCP’s self-managed executive team. Joining ARCP from Barclays, Ms. Beeson will take over for Brian D. Jones, who will continue to serve as part of the executive leadership team in the American Realty Capital family of companies.

Ms. Beeson held the position of Managing Director and Head of Global Real Estate M&A at Barclays, and previously occupied that same position at Lehman Brothers. Prior to joining Lehman Brothers, Ms. Beeson was a Managing Director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and various real estate sectors. Lisa has been the lead advisor on numerous net lease real estate transactions, including representing Spirit Realty Capital, Inc. in its acquisition of Cole Credit Property Trust II, Inc. and advising Corporate Property Associates 16 – Global Incorporated in its sale to WP Carey Inc.

When asked about her role at ARCP, Ms. Beeson explained, “My primary focus these first several months as the Chief Operating Officer of American Realty Capital Properties will be to ensure that the integration of both assets and work force move fluidly and seamlessly. With the acquisition of CapLease, ARCT IV and Cole, there will be a considerable amount to accomplish on both these fronts, and I intend to work very closely with CapLease’s leadership and Cole’s senior management team led by Jeff Holland, so as to mitigate social issues as they may arise, manage the operational and financial integration of the companies with our CFO, Brian Block, and see to it that our senior management team, our Board of Directors, and our broader market constituencies, including our institutional holders, is kept fully informed of our progress.”

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP, commented, “We could not be more pleased than to have Lisa join our team as we look forward to self-management. Lisa’s extensive banking experience and knowledge of real estate, the capital markets and M&A environment, and the net lease space, will serve us well. Her background should provide a strong perspective on the public company space as we continue to strive toward becoming not only the leading net lease REIT, but a leading public REIT. At the same time, I also wish to acknowledge the role that Brian Jones has played for ARCP since 2011 in helping guide the company toward becoming a $21 billion public company.”

“All four operating divisions will report directly to Lisa,” Mr. Schorsch explained. “Given our size and diversity within the net lease sector, we have rationalized our organization to include: Office, Industrial and Build-to-Suit, led by the CapLease team; Retail and Warehouse/Distribution, under the supervision of senior managers from ARC and Cole; Restaurants, managed by a select team already identified from outside ARCP and to be announced; and Private Capital Management, essentially the Cole company that presently sponsors, advises and raises capital for the current non-traded net lease programs which Cole sponsors.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)